Exhibit 23.3
CONSENT OF PRX GEOGRAPHIC, INC.
PRX Geographic, Inc. prepared the corn availability analysis for Amaizing Energy Denison, LLC on April 10, 2006 and Amaizing Energy Atlantic, LLC on October 25, 2006. We hereby consent to the inclusion of information from those corn availability analyses in the Form S-1 Registration Statement of Amaizing Energy Holding Company, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Marty Ruikka – President
PRX Geographic, Inc.
Chelsea, Michigan
April 26, 2007